Exhibit 99.1

Denny’s Corporation Announces Completion of Acquisition by TriArtisan Capital Advisors, Treville Capital Group and Yadav Enterprises

SPARTANBURG, S.C., Jan. 16, 2026 – Denny’s Corporation (the “Company” or “Denny’s”) (NASDAQ: DENN), owner and operator of Denny’s Inc. and Keke’s Inc., today announced the successful completion of its previously announced acquisition by TriArtisan Capital Advisors LLC (“TriArtisan”), Treville Capital Group (“Treville”) and Yadav Enterprises, Inc. (“Yadav Enterprises”). The transaction closed following approval by Denny’s stockholders as well as satisfaction of all required regulatory and customary closing conditions.

With the support of TriArtisan, Treville, and Yadav Enterprises, Denny’s will have enhanced flexibility and resources to invest in its brands, support franchisees, and accelerate its growth initiatives.

“Today represents an important milestone for Denny’s and Keke’s as we embark on our next chapter under new ownership,” said Kelli Valade, Chief Executive Officer of Denny’s Corporation. “Our dedication to supporting franchisees and commitment to serving our guests remain the same. We are grateful for the hard work of our employees and franchisees who represent our restaurants with pride every day. With the support of our new owners, we look forward to continuing to serve and delight guests across the nation.”

“Denny’s is an iconic piece of the American dream, with a renowned brand, a strong franchise base and loyal customers,” said Rohit Manocha, Co-Founder and Managing Director at TriArtisan. “Our team has significant investment experience in the restaurant industry and our acquisition of Denny’s builds on our success with other full-service restaurant concepts. We look forward to working with Kelli and the rest of the Denny’s team and franchisees to provide resources and support the Company’s long-term strategic growth plans.”

In connection with closing, Denny’s stockholders received $6.25 per share in cash for each share of Denny’s common stock they own. Denny’s common stock will cease trading on Nasdaq, effective as of the close of the trading session today, January 16, 2026.

Advisors

Truist Securities is serving as financial advisor to Denny’s Corporation, and Morgan, Lewis & Bockius LLP, Sidley Austin LLP and Caiola & Rose, LLC are serving as its legal advisors. Joele Frank, Wilkinson Brimmer Katcher is serving as strategic communications advisor to Denny’s Corporation. Global Leisure Partners LLP is serving as financial advisor to TriArtisan, and Ropes & Gray LLP is serving as its legal counsel. Choate, Hall & Stewart LLP is serving as Treville’s legal counsel and Yadav Enterprises is being advised by its General Counsel, Steven M. Kries.

About Denny’s Corporation

Denny’s Corporation is one of America’s largest full-service restaurant chains based on number of restaurants. As of September 24, 2025, the Company consisted of 1,537 restaurants, 1,452 of which were franchised and licensed restaurants and 85 of which were company operated.

The Company consists of the Denny’s brand and the Keke’s brand. As of September 24, 2025, the Denny’s brand consisted of 1,459 global restaurants, 1,397 of which were franchised and licensed restaurants and 62 of which were company operated. As of September 24, 2025, the Keke’s brand consisted of 78 restaurants, 55 of which were franchised restaurants and 23 of which were company operated.

For further information on Denny’s Corporation, including news releases, links to SEC filings, and other financial information, please visit investor.dennys.com.

About TriArtisan Capital Advisors

TriArtisan Capital Advisors is an established, U.S.-based private equity firm. Founded in 2002 as TriArtisan Capital Partners, TriArtisan provides flexible institutional capital to invest in companies requiring a broad range of investment needs. In each of its investments, TriArtisan partners with high-quality management teams and founders to support them in seeking to achieve returns for its institutional and management partners. For more information, please visit the firm’s website at www.triartisan.com.

For inquiries regarding this transaction, please contact clientservices@triartisan.com.

About Treville Capital Group LLC

Treville Capital Group LLC is an alternative asset manager that provides financing to high-growth, credit worthy companies with a focus on Asset-Based Credit, Capital Solutions, and Venture Capital. Treville Capital Management LLC is the investment manager of the Asset-Based Credit and Capital Solutions strategies; Treville was founded in 2014 and seeks to leverage its platform to provide customized solutions for companies across the capital structure. For more information, please visit www.treville.com or contact info@treville.com.

About Yadav Enterprises

Yadav Enterprises Inc. operates more than 310 franchise restaurants including Jack in the Box, Denny’s, and TGI Friday’s, and owns the following brands: Del Taco, a quick serve Mexican/American themed restaurant consisting of 595 locations, Taco Cabana, a fast-casual, Tex-Mex restaurant brand consisting of 150 locations, and Nick the Greek, a fast-casual, Greek restaurant concept consisting of 90 locations.

Contacts

Investor Contact: 877-784-7167

Media Contacts: 864-597-8005

Aaron Palash / Carly King

212-355-4449

Joele Frank, Wilkinson Brimmer Katcher